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                                                                    Exhibit 23.4


                      CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-3) pertaining to the Direct Stock Purchase Plan of IndyMac Bancorp, Inc. expected to be filed with the Securities and Exchange Commission and be effective on or about July 30, 2002, and to the incorporation by reference therein of our report dated January 22, 2002, with respect to the consolidated financial statements of IndyMac Bancorp, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Los Angeles, California
July 26, 2002